Exhibit 4.5

CITIGROUP GLOBAL MARKETS HOLDINGS INC.,

AS ISSUER

CITIGROUP INC.,

AS GUARANTOR

and

THE BANK OF NEW YORK MELLON

FOURTH SUPPLEMENTAL INDENTURE

Dated as of January 9, 2026

Supplemental to Indenture dated as of March 8, 2016

providing for the issuance of Senior Debt Securities

FOURTH SUPPLEMENTAL INDENTURE dated as of January 9, 2026 (this “Fourth Supplemental Indenture”), between Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”), Citigroup Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture dated as of March 8, 2016 (as previously amended and supplemented from time to time, the “Indenture”).

WHEREAS, pursuant to Section 15.01(a)(vi) of the Indenture, the Company, the Guarantor and the Trustee may enter into a supplemental indenture to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of Securities (each as defined in the Indenture) of any series in any material respect;

WHEREAS, the Company and the Guarantor desire to enter into this Fourth Supplemental Indenture and hereby request that the Trustee enter into the same;

WHEREAS, the Company has determined that entering into this Fourth Supplemental Indenture will not adversely affect the interests of the current Holders of Securities of any series under the Indenture in any material respect;

WHEREAS, all acts and requirements necessary to make this Fourth Supplemental Indenture the legal, valid and binding obligation of the Company and the Guarantor have been done;

NOW, THEREFORE, the Company, the Guarantor and the Trustee agree as follows:

ARTICLE ONE

Modifications

Section 1.01. Section 5.06 of the Indenture is hereby amended to remove clause (a) and restated to read as follows:

“Each of the Company and the Guarantor shall furnish to the Trustee annually, within 120 days after the end of each fiscal year of the Company, commencing on May 1, 2016, a certificate from its Chairman of the Board of Directors, President, Chief Financial Officer, Chief Accounting Officer, Controller, Senior Vice President, Vice President, Treasurer or any Assistant Treasurer as to his or her knowledge of compliance by the Company or the Guarantor, as applicable, with all conditions and covenants under this Indenture (which compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture) and, in the event of any Default, specifying each such Default known to him or her and the nature and status thereof of which such person may have knowledge. Such certificates need not comply with Section 17.01 of this Indenture.”

ARTICLE TWO

Miscellaneous

Section 2.01. The Trustee accepts the trusts created by this Fourth Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Fourth Supplemental Indenture or the due execution hereof by the Company and the Guarantor and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company and the Guarantor.

Section 2.02. Capitalized terms used but not defined in this Fourth Supplemental Indenture shall have the meanings given to such terms in the Indenture.

Section 2.03. Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 2.04. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, each of CITIGROUP GLOBAL MARKETS HOLDINGS INC., CITIGROUP INC. and THE BANK OF NEW YORK MELLON, as Trustee, has caused this Fourth Supplemental Indenture to be signed by one of its officers thereunto duly authorized as of January 9, 2026.

CITIGROUP GLOBAL MARKETS HOLDINGS INC., as ISSUER

By:	/s/ Jason Mercado
Name:	Jason Mercado
Title:	Treasurer

CITIGROUP INC., as GUARANTOR

By:	/s/ Elissa Steinberg
Name:	Elissa Steinberg
Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Vice President